Exhibit 10.7.ii
Resolutions of the Compensation Committee of GATX Corporation
Second Amendment of 2004 Equity Incentive Compensation Plan
     RESOLVED, that the GATX Corporation 2004 Equity Incentive Compensation Plan (the “2004 Plan”) is hereby amended by adding the following as new Section 2.9:
     2.9 No Exchanges. In addition to the restrictions set forth in Section 2.6, without the approval of the stockholders of the Company, the Committee shall not, except for adjustments pursuant to Section 4.2(f), (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its Exercise Price, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Option, Stock Appreciation Right or Full Value Award when the Exercise Price per share exceeds the Fair Market Value of the underlying Stock. Subject to adjustments under Section 4.2(f), the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Option or Stock Appreciation Right to increase the Exercise Price or to cancel and replace an Option or Stock Appreciation Right with the grant of an Option or Stock Appreciation Right having an Exercise Price that is greater than or equal to the Exercise Price of the original Option or Stock Appreciation Right.
     FURTHER RESOLVED, that in all other respects, the 2004 Plan is ratified and confirmed;
     FURTHER RESOLVED, that the officers of, and counsel to, the Corporation be, and each of them hereby is, authorized and directed to do all such acts and to prepare, execute, deliver, acknowledge, file and record all such documents, agreements, certificates, affidavits and other instruments as may be necessary or appropriate, in the opinion of such officer or counsel, to effectuate the purposes and intent of the preceding resolutions; and
     FURTHER RESOLVED, that any and all actions previously done by any officers of, or counsel to, the Corporation in connection with the subject matter of these resolutions be, and they hereby are, approved, ratified and confirmed in all respects.